UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 20, 2006

Enesco Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	001-09267	04-1864170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

225 Windsor Drive, Itasca, Illinois		60143
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	630-875-5300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 20, 2006, Enesco Group, Inc. (the "Company") amended its existing U.S. credit facility pursuant to the Twelfth Amendment (the "Amendment") to Second Amended and Restated Senior Revolving Credit Agreement (as amended, the "Credit Agreement") among the Company, certain borrowing subsidiaries of the Company, Bank of America, N.A. (as successor by merger to Fleet National Bank), as Agent, and certain lenders party thereto, which provides for certain material changes to the Company’s Credit Agreement as follows:

Borrowing capacity. The Amendment provides for various forms of credit availability up to a maximum borrowing amount of $70 million, with a facility termination date of September 15, 2006. The Company’s borrowing availability under the credit facility is determined pursuant to various borrowing base formulae set forth in the amended Credit Agreement, and based upon levels of inventory, accounts receivable and other assets. Pursuant to the Amendment, the Company may borrow beyond the amounts available under the borrowing base formulae. The maximum aggregate amount the Company may borrow beyond the amounts available under the borrowing base formulae ranges from $9,195,000 for the week ended July 15, 2006 to $15 million from and after the week ending August 19, 2006 until the credit facility termination date. The Amendment provides that interest on loans and advances (other than permitted borrowings in excess of the borrowing base formulae from and after the Amendment date) will accrue at the alternate base rate provided under the facility, plus 2% per annum. Interest on permitted borrowings in excess of the borrowing base formulae will accrue at the alternate base rate provided under the facility, plus 3% per annum.

Financial covenants. The Amendment deleted certain of the Company's prior financial covenants, including the minimum monthly EBITDA covenants established by the Eleventh Amendment to the Credit Agreement. In their place, the Amendment establishes additional covenants governing the Company's projected cash receipts, cash disbursements and borrowings in excess of borrowing base formulae. The Amendment provides for an event of default if (i) the Company's actual cash receipts for any two week period ending after the date of the Amendment are more than 15% below the Company's projected cash receipts for that two week period, (ii) the Company’s actual cash disbursements for any weekly cumulative period are more than 10% above the Company's projected cash disbursements for that weekly period or (iii) the Company borrows more than the additional authorized borrowings permitted under the Amendment.

Additional covenants. The Amendment also provides for additional covenants in which the Company undertakes to retain an investment banker to assist it in pursuing a transaction that would result in the repayment of all Company obligations under the Credit Agreement. The Company additionally agreed to obtain by August 7, 2006 a binding written commitment to such a transaction, subject to customary conditions (other than due diligence conditions), with a closing date of September 15, 2006. Although the Company recently retained a financial adviser to assist the Company in securing new financing to replace its current credit facility, there can be no assurances that the Company will be successful in obtaining such alternate financing or securing it in a timely manner. Any failure to obtain new financing as required by the Amendment would have a material adverse effect on the Company's financial condition and results of operations.

Additional collateral. Under the Amendment, the Company and its borrowing subsidiaries agreed to provide additional collateral consisting of certain intellectual property and other assets, and the stock and certain other assets of certain foreign subsidiaries.

Usage and extension fees. The material changes to the usage and extension fees as stated in the Amendment provide that, on the earlier of an event of default and the date the amounts due under the Credit Agreement are paid in full or are otherwise satisfied, a fee of $2.1 million will be payable by the Company, unless the amounts due under the Credit Agreement are paid in full or are otherwise satisfied on or before September 1, 2006, in which case the fee payable by the Company will be reduced to $1.4 million. The monthly fee of 0.10% on the highest outstanding loan amount on any day during the preceding month increased to 0.20% on June 1, 2006 and will continue until the credit facility termination date.

Waivers. The Amendment also provides a waiver by the lenders to the events of default under the Credit Agreement previously disclosed by the Company in its Current Report on Form 8-K filed with the Commission on June 14, 2006.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated July 20, 2006, announcing the twelfth amendment to the credit facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enesco Group, Inc.

July 21, 2006	By:	/s/ Marie Meisenbach Graul

Name: Marie Meisenbach Graul
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated July 20, 2006, announcing the twelfth amendment to the credit facility.